Exhibit 3.24
OPERATING AGREEMENT
OF
BIG R PROCUREMENT COMPANY, LLC
A DELAWARE LIMITED LIABILITY COMPANY
EFFECTIVE AS OF DECEMBER 30, 1999

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13.12	Notices	13
13.13	Amendments	14
13.14	Invalidity	14
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OPERATING AGREEMENT
OF
BIG R PROCUREMENT COMPANY, LLC
     THIS Operating Agreement is made and entered into effective the 30th day of December,1999.
ARTICLE I
DEFINITIONS
     The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):
     “Capital Contribution.” The amount of money and the initial Gross Asset Value of any property (other than money) contributed by a Member to the Company.
     “Code.” The Internal Revenue Code of 1986, as amended from time to time.
     “Company.” Big R Procurement Company, LLC.
     “Initial Capital Contribution.” The initial contribution to the capital of the Company made by a Member pursuant to this Operating Agreement.
     “Manager.” One or more managers designated pursuant to this Agreement. Specifically, the initial Manager shall be Ryan’s Family Steak Houses, Inc. The Members shall not be Managers by virtue of their status as Members.
     “Member.” Each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter be admitted as Members.
     “Operating Agreement.” This Operating Agreement as originally executed and as amended from time to time.
     “Delaware Act.” The Delaware Limited Liability Company Act.
     “Units.” Units shall have the meaning set forth in Article VIII of the Agreement.
ARTICLE II
FORMATION OF COMPANY
     2.01 Formation. The Company was formed as a Delaware Limited Liability Company by execution and delivery Articles of Organization to the Secretary of State of Delaware in accordance with the provisions of the Delaware Act.
     2.02 Agreement. It is the express intention of the Members that this Operating Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.
     2.03 Name. The name of the Company is Big R Procurement Company, LLC.
     2.04 Principal Place of Business. The principal place of business of the Company is 405 Lancaster Avenue, Greer, South Carolina 29650. The Company may locate its places of business and registered office at any other place or places as the Manager or Managers may from time to time deem advisable.
     2.05 Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Delaware Act and the applicable rules promulgated thereunder.
     2.06 Term. The Company shall be dissolved and its affairs wound up in accordance with the Delaware Act and this Operating Agreement on December 30, 2050, unless the term shall be extended by amendment to this Operating Agreement and the Articles of Organization, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Delaware Act or this Operating Agreement.
ARTICLE III
BUSINESS OF COMPANY
     The business of the Company shall be to engage in distribution activities and to engage in such other businesses as may be determined by the Managers.
ARTICLE IV
SOLE MEMBER
     The sole Member of the Company is Ryan’s Family Steak Houses, Inc.

ARTICLE V
RIGHTS AND DUTIES OF MANAGERS
     5.01 Management. The business and affairs of the Company shall be managed by its Managers. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval of more than one of the Managers is expressly required pursuant to this Operating Agreement or the Delaware Act.
     5.02 Number, Tenure and Qualifications. The Company shall initially have one Manager: Ryan’s Family Steak Houses, Inc. The number of Managers of the Company shall be fixed from time to time by the two-thirds vote of the Members, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until his successor shall have been elected and qualified. Managers shall be elected by the majority vote of the Members. Managers need not be residents of the State of Delaware or Members of the Company.
     5.03 Manager’s Standard of Care. A Manager’s duty of care in the discharge of the Manager’s duties to the Company and to the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging his duties, a Manager shall be fully protected in relying, in good faith, upon the records required to be maintained under this Agreement and upon such information, opinions, reports or statements by any of its other Managers, Members, or agents, or by any other person, as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. The liability of the Managers shall be further restricted as provided in the Articles of Organization.
     5.04 Certain Powers of Managers. Subject to the limitations imposed by the Delaware Act and the provisions of Sections 5.05 hereof, the Managers shall have exclusive authority to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Such power shall, subject to Sections 5.05 hereof, include but not be limited to the right on behalf of the Company:
     (a) to borrow money for or on behalf of the Company, including all notes, mortgages and other documentation in connection with loans and, if security is required therefor, to pledge any property of the Company in regard thereto;

     (b) to prepay any Company financing;
     (c) to acquire and enter into contracts of insurance protecting the Company and its property;
     (d) to employ, engage or contract with persons for the operation and management of the Company business;
     (e) to pay any and all organizational expenses incurred in the creation of the Company;
     (f) to prosecute and defend such actions in law or in equity as necessary to enforce or protect the interests of the Company and to satisfy any judgment, decree or decision out of insurance proceeds or other Company assets;
     (g) to execute deeds, leases, bills of sale and assignments and other documents for the conveyance of personal property and real estate of the Company and to sell assets of the Company;
     (h) to form one or more subsidiary corporations, partnerships or limited liability companies through which to conduct the Company’s business; and
     (i) to execute, acknowledge and deliver any and all documents to effectuate the foregoing.
Pursuant to the foregoing, it is understood and agreed that the Managers, and each of them, shall have all the rights and powers of Managers as provided in the Delaware Act and as otherwise provided by law, and any action taken by a Manager shall constitute the act of and serve to bind the Company. In dealing with a Manager acting on behalf of the Company, no person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.
     5.05 Limitation on Powers. Anything in this Agreement to the contrary notwithstanding, none of the following actions shall be taken by the Managers without prior approval by majority vote of the Members:
     (a) the sale of equity or ownership interests in the Company and the admission of purchasers thereof as Members pursuant to the provisions of Article VIII;
     (b) any commingling of the Company’s funds with those of any other person or use of the Company assets except for the exclusive benefit of the Company;
     (c) any confession of judgment against the Company; and

     (d) any act which would make it impossible to carry on the ordinary business of the Company.
     5.06 Employment of Others. The Managers shall devote such time to the Company business as they, in their sole discretion, shall deem to be necessary to manage and supervise the Company business and affairs in an efficient manner; but nothing in this Agreement shall preclude the employment, at the expense of the Company, of any agent or third party to manage or provide other services in respect of the Company assets subject to the control of the Managers.
     5.07 Compensation of Managers. Managers shall be entitled to reasonable compensation for services provided by each Manager to the Company. The compensation of each Manager may vary depending on the nature and extent of the services rendered by the Manager.
     5.08 Validity of Transactions with Affiliates. The validity of any transaction, agreement or payment involving the Company and any Affiliate of a Manager otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Manager and such Affiliates or the approval of any such transaction, agreement or payment by the Manager as officer or director of or as otherwise interested in or related to such Affiliate. Transactions with any Affiliate of a Manager shall be on a basis comparable to those which could be entered with unaffiliated parties.
     5.09 Liability for Certain Acts. Each Manager shall act in a manner he or she believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager is not liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if he or she performs the duty of his or her office in compliance with the standard contained in this Section. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which such Manager received a personal benefit in violation or breach of the provisions of this Operating Agreement and the Articles of Organization. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Delaware Act.
     5.10 Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his sole and exclusive function and he (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.
     5.11 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Manager(s) shall be the sole signatories thereon, unless the Managers determine otherwise.
     5.12 Indemnity of the Managers, Employees and Other Agents. The Company shall indemnify the Managers to the fullest extent permitted under the Delaware Act and shall make advances for expenses to them with respect to the matters capable of indemnification under the Delaware Act to the maximum extent permitted under the applicable law. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law.
     5.13 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.
     5.14 Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by majority vote of the Members. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.
     5.15 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by majority vote of the Members. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Members or by an election at an annual meeting or at a special meeting of Members called for that purpose. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS
     6.01 Limitation on Liability. Each Member’s liability shall be limited as set forth in this Operating Agreement, the Delaware Act and other applicable law.

     6.02 No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond his Initial Capital Contribution, except as provided by law.
     6.03 Voting Rights. Each Member shall be entitled to one vote for each Unit owned by such Member. All provisions of this Agreement providing for voting by Members refer to voting by number of Units held. Unit holders who are not Members shall not be entitled to vote.
ARTICLE VII
MEETINGS OF MEMBERS
     7.01 Annual Meeting. The annual meeting of the Members shall be held at the discretion of the Managers, for the purpose of the transaction of such business as may come before the meeting.
     7.02 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or Members holding at least twenty percent (20%) of the voting power of the Members of the Company.
     7.03 Place of Meetings. The Managers may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of South Carolina.
     7.04 Notice of Meetings. Written notice stating the place, day and hour of the meeting, and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered four (4) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.
     7.05 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.
     7.06 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
     7.07 Quorum. Members holding a majority of the voting power of the Company must be represented in person or by proxy in order to constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, the Members present may, by majority vote, adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting, shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.
     7.08 Manner of Acting. If a quorum is present, the majority vote of Members present in person or by proxy shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Articles of Organization, or by this Operating Agreement.
     7.09 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.
     7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the necessary Members entitled to vote and required to approve such action and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.
     7.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
ARTICLE VIII
OWNERSHIP INTERESTS
     8.01 Units. The Company shall be authorized to issue up to ten thousand (10,000) Units of ownership interest (“Units”). The Members shall initially own Units as set forth on the signature page of this Agreement. The Managers shall be entitled to cause the Company to issue and sell additional Units out of the authorized but unissued Units, admitting the purchasers of such Units as Members of the Company, at such price and upon such terms and conditions as may be approved by a majority vote of the Members.
     8.02 Withdrawal or Reduction of Members’ Capital Contributions. No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to require distribution of property other than cash.
     8.03 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond his or its respective Initial Capital Contribution. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company.
ARTICLE IX
ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS
     9.01 Distributions. All distributions of cash or property which the Managers elect to make, shall be distributed prorata to the holders of Units in accordance with their ownership of Units.
     9.02 Allocation of income, loss and other income tax items. All income, loss and other income tax items shall be allocated in accordance with the ownership of Units.
     9.03 Limitation upon Distributions. No distribution shall be declared and paid if payment of such distribution would cause the Company to violate any limitation on distributions provided in the Act.
ARTICLE X
BOOKS AND RECORDS
     10.01 Accounting Period. The Company’s accounting period shall be the calendar year.
     10.02 Records, Audits and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the following records:
     (a) A current list of the full name and known address of each Member, Non-Member Unit holder and Manager;
     (b) Copies of records to enable a Member to determine the relative voting rights, if any;
     (c) A copy of the Articles of Organization of the Company and all amendments thereto;

     (d) Copies of the Company’s written Operating Agreement, together with any amendments thereto;
     (e) Copies of any financial statements of the Company for the three most recent years;
     (f) A writing or other data compilation from which information can be obtained through retrieval devices into reasonably usable form setting forth the following:
(1) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute;
(2) the times at which or events on the happening of which any additional commitments agreed to be made by each Member are to be made;
(3) any right of a Member to receive, or of the Company to make, distributions to a Member which include a return of all or any part of the Member’s Capital Contribution; and
(4) any events upon the happening of which the Company is to be dissolved and its affairs wound up.
ARTICLE XI
TRANSFERABILITY
     11.01 Transferee Not Member in Absence of Consent of Managers.
     Notwithstanding anything contained herein to the contrary, if a majority of the Managers do not approve, (without jeopardizing the taxable status of the Company as a partnership) the proposed sale, gift or other transfer of Units or other interest in the Company to a transferee or donee which is not a Member immediately prior to the sale, gift or transfer, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee or donee shall be merely a non-Member Unit holder. No transfer of Units or other interest which has not been approved by written consent of a majority of the Managers shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Company and the proposed transferee has agreed in writing to be bound by the terms of this Operating Agreement.
     11.02 Distributions and Allocations in Respect of Transferred Units.
     All distributions and allocations in respect of a Unit of which the Managers receive written notice of transfer during a calendar quarter shall be distributed and allocated to the transferor record owner of such Unit and neither the Manager nor the

Company shall incur any liability by reason of treating the transferor record owner of such Unit as the absolute owner of such Unit for all purposes under this Agreement through the last day of the calendar quarter in which the Managers receive written notice of such transfer. The effective date of the transfer of a Unit shall be 12:01 A.M. on the first day of the calendar quarter after the calendar quarter in which the Managers receive written notice of transfer of such Unit.
ARTICLE XII
DISSOLUTION AND TERMINATION
     12.01 Dissolution.
     (a) The Company shall be dissolved upon the occurrence of any of the following events:
     (i) when the period fixed for the duration of the Company shall expire pursuant to Article 2.06 hereof;
     (ii) by two-thirds vote of the Members; or
     (iii) upon the sale or disposition of substantially all of the assets of the Company.
     (b) If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property.
     12.02 Winding Up, Liquidation and Distribution of Assets.
     (a) Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager(s) shall immediately proceed to wind up the affairs of the Company.
     (b) If the Company is dissolved and its affairs are to be wound up, the Manager(s) shall:
(1) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager(s) may determine to distribute any assets in kind),
(2) Allocate any profit or loss resulting from such sales in accordance with Article IX hereof,

(3) Discharge all liabilities of the Company, including, liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent and other liabilities of the Company,
(4) Distribute the remaining assets in the following order:
(i) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the proceeds shall be distributed in accordance with the provisions of Article IX.
(ii) All other assets shall be distributed, either in cash or in kind, as determined by the Manager(s), in accordance with the provisions of Article IX.
     (c) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.
     (d) The Manager(s) shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company and the final distribution of its assets.
     12.03 Articles of Termination. Upon the dissolution and the commencement of winding up of the limited liability company, Articles of Termination shall be filed in the Office of the Secretary of State as required by law.
     12.04 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Unit holder shall look solely to the assets of the Company for the return of its Capital Contribution.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
     13.01 Application of Delaware Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.
     13.02 No Action for Partition. No Member has any right to maintain any action for partition with respect to the property of the Company.

     13.03 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules or regulations.
     13.04 Construction. When required by the context, whenever the singular number is used in this Operating Agreement, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
     13.05 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.
     13.06 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of a violation.
     13.07 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have.
     13.08 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.
     13.09 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.
     13.10 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.
     13.11 Counterparts. This Operating Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     13.12 Notices. Except as otherwise provided herein, any and all notices, offers, demands or elections required or permitted to be made under this Agreement (“Notices”) shall be in writing, signed by the party giving such Notice, and shall be deemed given and effective (i) when hand-delivered (either in person by the party giving such Notice, or by its designated agent, or by commercial courier) or (ii) on the fourth (4th) business day following the day upon which such notice is deposited, postage prepaid, with the Postal Service, and addressed to the other party at such party’s address as such party may hereafter designate by Notice to the Company.
     13.13 Amendments. Any amendment to this, the only Operating Agreement of the Company, shall be made in writing and approved by a majority vote of the Members. This Operating Agreement shall not include any oral agreements made by any Members or Managers.
     13.14 Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Delaware Act, the Delaware Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

		INITIAL CAPITAL
MEMBER’S SIGNATURE:	UNITS	CONTRIBUTION
RYANS FAMILY STEAK HOUSES, INC.	100	$100

By:	/s/ Fred T. Grant, Jr.

Name: Fred T. Grant, Jr.
Title: Vice President — Finance